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FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (pgrebe@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

           QUINTILES TRANSNATIONAL REPORTS RECORD 1ST QUARTER RESULTS
               WITH NET REVENUE OF $408 MILLION, UP 32% FROM 1998

 DILUTED NET INCOME PER SHARE GROWS 36%, TO $0.31, EXCLUDING NON-RECURRING COSTS

RESEARCH TRIANGLE PARK, N.C. - April 21, 1999 - Quintiles Transnational Corp. (Nasdaq: QTRN) today reported record financial results for the first quarter 1999. Net revenue for the quarter was $408.1 million, a 32% increase over net revenue of $309.1 million for the first quarter 1998. Excluding amortization of acquired intangible assets and transaction costs, net income grew 38% to $33.8 million versus $24.5 million for the 1998 first quarter, and diluted net income per share grew 36% to $0.31 versus $0.23 for the same period in 1998. Including amortization of acquired intangible assets and transaction costs, net income was $7.7 million versus $18.9 million for the 1998 first quarter, and diluted net income per share was $0.07 versus $0.17 for the same period in 1998. As of March 31, 1999, these acquired intangible assets have been fully amortized. First quarter 1998 results were restated for acquisitions completed during 1999 that were accounted for as poolings of interests.

"These superb results for the first quarter reflect Quintiles' strong fundamentals and continued success in extending our market leadership," said Dennis Gillings, Ph.D., Chairman and CEO of Quintiles Transnational Corp. "Pharmaceutical industry leaders are increasingly using our outcome-based approach to product development and commercialization as strategic tools to achieve success in the global marketplace.

"Combining these recent acquisitions of ENVOY and Scott-Levin with our global QUINTERNET(TM) technology platform, we now can provide our customers with real-time information about what's happening in both the pharmaceutical and medical sectors of the U.S. healthcare market. The speed at which we can provide in-depth market intelligence - which we can deliver in hours instead of weeks or months - offers a major strategic advantage in every phase of drug development and marketing. Our QUINTERNET(TM) Informatics group, which includes ENVOY and its Synergy Health Care group, plus Scott-Levin, is experiencing great customer interest in its informatics products.

"Just last week, we introduced a new product comparing regional treatment patterns to national benchmarks. We found, for example, that in one specific market of interest to our customer, there was a much higher incidence of use of one drug therapy than the national average among older patients with certain medical conditions."

QUINTERNET(TM) Informatics already is working to maximize the performance of a large Innovex sales force by providing strategic sales and marketing intelligence for sales force

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optimization. QUINTERNET(TM) Informatics also is helping to expedite the recruitment of investigators for late-phase clinical trials by identifying doctors nationally who treat the greatest numbers of patients meeting tight inclusion criteria.

In addition, the QUINTERNET(TM) Informatics group is providing daily-updated sales data on a current product launch that includes prescriptions within 36 hours of the time they are filled. Launch data also includes the number of patients starting a drug for the first time, the total number of patients using the drug and the number of patients switching from one drug to another. These patient trends are described without identifying any individual patients.

"This patient trend data is commercially very important," Gillings said, "because it gives the customer an immediate understanding of whether market growth is due to new or repeat business, and how customers gain and lose market share. We are currently providing aggregate data to customers showing pharmaceutical sales of competing products broken down by medical diagnosis, age and gender. This gives customers a more timely, accurate picture of how their drugs are being used.

"We also have recently provided surveillance of non-compliance with indicated drug use in connection with a product experiencing significant adverse events, as well as drug concomitancy profiles to show how often drugs are used together by the same patient."

Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and commercialization solutions to the pharmaceutical, biotechnology and medical device industries. Quintiles also is a leader in the electronic data interchange and healthcare informatics industry and provides healthcare policy consulting to governments and other organizations worldwide.

Headquartered near Research Triangle Park, North Carolina, Quintiles is a Fortune 1000 company and a member of the Nasdaq-100 Index. With more than 16,000 employees worldwide and offices in 31 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. Visit the Quintiles Transnational web site at www.quintiles.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of the recently combined businesses to be integrated with Quintiles' current operations, actual operating performance, the ability to operate successfully in the lines of business resulting from the ENVOY and Scott-Levin transactions, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                                     # # #

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Condensed Consolidated Statements of Income
(Unaudited)

                                                                                                     Proforma**
                                                                                        ---------------------------------
                                                      Three Months Ended March 31           Three Months Ended March 31
                                                       1999                1998*              1999               1998*
----------------------------------------------------------------------------------      ---------------------------------
In thousands, except per share data

Net revenue                                           408,098             309,068            408,098             309,068

Costs and expenses:
     Direct                                           210,466             160,851            210,466             160,851
     General and administrative                       123,493              95,367            123,493              95,367
     Depreciation and amortization                     25,129              21,879             21,408              16,814
----------------------------------------------------------------------------------      ---------------------------------
Total costs and expenses                              359,088             278,097            355,367             273,032
----------------------------------------------------------------------------------      ---------------------------------
Income from operations                                 49,010              30,971             52,731              36,036

Transaction costs                                     (22,363)               (532)                 0                   0
Other income (expense)                                    426                (290)               426                (290)
----------------------------------------------------------------------------------      ---------------------------------
Total other income (expense)                          (21,937)               (822)               426                (290)
----------------------------------------------------------------------------------      ---------------------------------

Income before income taxes                             27,073              30,149             53,157              35,746
Income taxes                                           19,370              11,277             19,370              11,277
----------------------------------------------------------------------------------      ---------------------------------

Net income                                             $7,703             $18,872            $33,787             $24,469
----------------------------------------------------------------------------------      ---------------------------------

Basic net income per share                              $0.07               $0.19              $0.32               $0.24

Diluted net income per share                            $0.07               $0.17              $0.31               $0.23
----------------------------------------------------------------------------------      ---------------------------------


Shares used in computing net income per share
          Basic                                       107,027             101,499            107,027             101,499
          Diluted                                     109,729             108,219            109,729             108,219


* Restated to include ENVOY and Niehaus & Botha which were acquired in 1999 in transactions accounted for as poolings of interests

** Excludes transaction costs and amortization of acquired intangible assets of $3.7 million and $5.1 million for the quarters ended March 31, 1999 and 1998, respectively. As of March 31, 1999, these acquired intangible assets have been fully amortized.